Exhibit 2.3

ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of January 27, 2017 (this “Agreement”), by and between VARIAN MEDICAL SYSTEMS, INC., a Delaware corporation (“Assignor”), and VAREX IMAGING CORPORATION, a Delaware corporation (“Assignee”). This Agreement shall be effective as of January 27, 2017 (the “Assignment Effective Time”).
W I T N E S S E T H:
Assignor desires to convey, assign, transfer and deliver to Assignee all of its rights, obligations, title and interest in and under the agreements set forth on Exhibit A (collectively, the “Assigned Contracts”), and Assignee desires to accept such conveyance, assignment, transfer and delivery from Assignor and agrees to assume all obligations and liabilities of Assignor under or related to the Assigned Contracts (the “Assumed Liabilities”).
NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1.	Assignment and Assumption.

a.
Pursuant to and in accordance with the terms and conditions of this Agreement, effective as of the Assignment Effective Time, Assignor hereby conveys, assigns, transfers and delivers to the Assignee all of its rights, obligations, title and interest in and under the Assigned Contracts.

b.
Effective as of the Assignment Effective Time, Assignee hereby accepts the conveyance, assignment, transfer and delivery of all of Assignor’s rights, obligations, title and interest in and under Assigned Contracts and hereby assumes and agrees to pay when due, perform and discharge in accordance with their terms all of the Assumed Liabilities.

2.	Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

3.
Further Assurances. Each of the parties hereto will execute and deliver such further instruments, transfer powers and any other documentation and will take such other actions as the other party hereto may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

4.	Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any provisions relating to conflicts of laws.

5.
Amendments; Waivers. This Agreement and any of the provisions hereof may not be amended or modified except by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance.

6.
Severability. If any provision hereof or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.
Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.
No Third Party Beneficiaries. All rights and obligations created by this Agreement are solely between the parties hereto and the parties hereto intend that there are no third party beneficiaries under this Agreement.

9.
Interpretation; Headings. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
Assignor:

VARIAN MEDICAL SYSTEMS, INC.

By: /s/ John W. Kuo
Name: John W. Kuo
Title: Senior Vice President, General Counsel and Corporate Secretary

ASSIGNEE:
VAREX IMAGING CORPORATION

By:/s/ Kimberley E. Honeysett

Name: Kimberley E. Honeysett

Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit A
Agreements

1.	Master Purchase and Sale Agreement by and between PerkinElmer, Inc. and Varian Medical Systems, Inc., dated December 21, 2016

2.
Asset Purchase Agreement among Varian Medical Systems, Inc., Thought One LLC, Radmedex LLC, Andrey V. Mishin, Galina V. Mishin, Kenneth Breur and Andrey V. Mishen, as the Representative, dated as of May 6, 2016.